Exhibit No. 10.33
SLM Corporation Incentive Plan
Performance Stock Term Sheet
“Core Earnings” Net Income Target — Sustained Performance — 2009
          Pursuant to the terms and conditions of the SLM Corporation Incentive Plan (“IP”), the Committee hereby grants to ___ (the “Grantee”) ___ shares of common stock of the Corporation (“Performance Stock”) on January 29, 2009 (“Grant Date”) subject to the following terms and conditions:
•	One-third (___ shares) of the Performance Stock award will vest upon the later of the first anniversary of the Grant Date and the date that the Corporation announces its 2009 fiscal year results, based on the extent to which the “core earnings” net income target established under the 2009 business plan is achieved using the vesting schedule set forth below; one-third (___ shares) of the Performance Stock award will vest upon the later of the second anniversary of the Grant Date and the date that the Corporation announces its 2010 fiscal year results, based on the extent to which the “core earnings” net income target established under the 2010 business plan is achieved using the vesting schedule set forth below; and one-third ( ___ shares) of the Performance Stock award will vest upon the later of the third anniversary of the Grant Date and the date that the Corporation announces its 2011 fiscal year results, based on the extent to which the “core earnings” net income target established under the 2011 business plan is achieved using the vesting schedule set forth below. After each annual determination of the level of achievement of the “core earnings” net income target and the extent of vesting of each one-third of Performance Stock, any remaining unvested shares of the one-third of Performance Stock eligible for vesting in that year will be forfeited and cancelled.

•	Vesting schedule for each year:

Achievement of
Plan
"Core Earnings"
Net Income	Vesting
75%+	100%
70%	95%
65%	90%
60%	85%
55%	80%
50%	75%
45%	70%
40%	65%
35%	60%
30%	55%
25%	50%
<25%	0%
•	Except as provided below, if the Grantee ceases to be an employee of the Corporation (or one of its subsidiaries) for any reason, he/she shall forfeit any shares of Performance Stock that have not vested as of the date of such termination of employment.

•	Unless previously vested pursuant to the foregoing provisions, the Performance Stock will vest upon Involuntary Termination due to Job Abolishment/Layoff, death, or Disability, or as provided for in the SLM Corporation Change in Control Severance Plan for Senior Officers.

•	If the Grantee becomes a “covered employee” within the meaning of Section 162(m) of the Internal Revenue Code, this provision regarding acceleration of vesting of Performance Stock shall not apply. All shares of Performance Stock, whether vested or unvested, shall be forfeited upon termination of employment due to Misconduct, as defined in the IP.

Exhibit No. 10.33
SLM Corporation Incentive Plan
Performance Stock Term Sheet
“Core Earnings” Net Income Target — Sustained Performance — 2009
•	In the event that, as a result of the Performance Stock becoming vested in connection with a Change in Control, any state, local or federal taxing authority imposes any taxes on the Grantee that would not be imposed but for the occurrence of a Change in Control, including any excise tax under Section 4999 of the Internal Revenue Code and any successor or comparable provision, then the Corporation (including any successor to the Corporation) shall pay to the Grantee at the time any such tax becomes payable an amount equal to the amount of any such tax imposed on the Grantee (the amount of any such payment, the “Parachute Tax Reimbursement”). In addition, the Corporation (including any successor to the Corporation) shall “gross up” such Parachute Tax Reimbursement by paying to the Grantee at the time any such tax becomes payable an additional amount equal to the aggregate amount of any additional taxes (whether income taxes, excise taxes, special taxes, employment taxes or otherwise) that are payable by the Grantee as a result of the Parachute Tax Reimbursement being payable to the Grantee and/or as a result of the additional amounts payable to the Grantee pursuant to this sentence, such that after payment of such additional taxes the Grantee shall have been paid on an after-tax basis an amount equal to the Parachute Tax Reimbursement

•	The Grantee of the Performance Stock shall transfer a sufficient number of shares of the Corporation’s stock to satisfy the income and employment tax withholding requirements that accrue upon the Performance Stock becoming vested and transferable and the Compensation and Personnel Committee hereby approves the transfer of such shares to the Corporation for purposes of SEC
Rule 16b-3.

•	Dividends declared on unvested shares of Performance Stock will not be paid currently. Instead, amounts equal to such dividends will be credited to an account established on behalf of the Grantee and such amounts will be deemed to be invested in additional shares of SLM common stock (“Dividend Equivalents”). Such Dividend Equivalents will be subject to the same vesting schedule to which the Performance Stock is subject. At the time that the underlying Performance Stock vests, the amount of Dividend Equivalents allocable to such Performance Stock (and any fractional share amount) will also vest and will be payable to the Grantee in shares of SLM common stock. Dividend Equivalents are not subject to income tax until vesting, at which time they are taxed as ordinary income.

•	If compensation paid to the Grantee of the Performance Stock might be subject to the tax deduction limitations of section 162(m) of the Internal Revenue Code, actual vesting of the Performance Stock will occur upon certification by the Compensation and Personnel Committee that applicable performance targets have been met.

•	If the Board of Directors of the Corporation, or an appropriate committee thereof, determines that any fraud or intentional misconduct by an officer at the level of Senior Vice President or above (the “Officer”) was a significant contributing factor to the Corporation having to restate all or a portion of its financial statement(s), the Board or committee shall, to the extent permitted by governing law, require reimbursement of any compensation resulting from the vesting of Performance Stock: 1) if the vesting of such Performance Stock occurred during the 12-month period following the first public disclosure of the incorrect financial statement; 2) if the vesting of the Performance Stock was based on the achievement of financial results that were subsequently determined to be less favorable to the calculation made to vest the Performance Stock; and 3) in the Board or Committee’s judgment, to the extent that the filing of the false financial statement negatively impacted the Corporation’s stock price.

•	Additionally, if the Board of Directors of the Corporation, or an appropriate committee thereof, determines that any material misstatement of financial results or a performance metric criteria or any material violation of corporate policy, including compliance and risk policies occurs, the Board or committee shall, to the extent permitted by governing law, require reimbursement of any compensation resulting from the vesting of Performance Stock and the cancellation of any outstanding shares of Performance Stock.

•	Capitalized terms not otherwise defined herein are defined in the Plan.